Exhibit (h)(7)

AMENDMENT TO

MASTER SERVICES AGREEMENT

This Amendment, dated as of September 26, 2017 (“Amendment”), amends the Master Services Agreement between Citi Fund Services Ohio, Inc., an Ohio corporation (“Service Provider”) and Mirae Asset Discovery Funds (“Client”), dated September 27, 2010 (as amended and in effect as of the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the parties wish to clarify the Funds for which Service Provider provides the Services pursuant to the Agreement;

NOW THEREFORE, the Service Provider and Client, in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, agree as follows:

1.	Amendment to Schedule 5.

Schedule 5 of the Agreement is hereby amended by removing the Global Great Consumer Fund, Global Growth Fund and Global Dynamic Bond Fund and adding Emerging Markets Corporate Debt Fund series of Client to the Agreement. Thus, Schedule 5 is amended to state:

Emerging Markets Fund

Emerging Markets Great Consumer Fund

Emerging Markets Corporate Debt Fund

Asia Fund

Asia Great Consumer Fund

2.	Representations and Warranties.

(a)	The Client represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board, and (iii) that the Board has approved this Amendment.

(b)	Service Provider represents that it has full power and authority to enter into and perform this Amendment.

3.	Miscellaneous.

(a)	This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)	Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. The provisions of the Agreement remain in full force and effect except as provided in this Amendment. No amendment or modification to this Amendment shall be valid unless made in writing and executed by the parties hereto.

(c)	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement. This Amendment shall become effective as of the date first written above.

Exhibit (h)(7)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

Citi FUND SERVICES OHIO, INC.		mirae asset dISCOVERY fUNDS
By:	/s/ Jay Martin	By:	/s/ Peter T.C. Lee
Name:	Jay Martin	Name:	Peter T.C. Lee
Title:	President	Title:	President
Date:	9/27/17	Date:	9/27/17

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